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                                                                    EXHIBIT 12.1

                   SPIEKER PROPERTIES, INC. AND SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                            THREE MONTHS ENDED   SIX MONTHS ENDED
                                                            ------------------  ------------------
                                                            JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,
                                                              1996      1995      1996      1995
                                                            --------  --------  --------  --------
Earnings:
  Income from operations before minority interest and
     extraordinary items..................................  $ 17,131  $  6,991  $ 31,960  $ 11,431
  Interest expense(1).....................................     7,845    12,052    16,682    25,021
  Amortization of capitalized interest....................        60        58       115       104
                                                            --------  --------  --------  --------
  Total earnings..........................................   $25,036  $ 19,101  $ 48,757  $ 36,556
                                                             =======   =======   =======   =======
Fixed charges:
  Interest expense(1).....................................  $  7,845  $ 12,052  $ 16,682  $ 25,021
  Capitalized interest....................................       620       325     1,201       651
  Series A Preferred Dividends............................       524       512     1,049     1,024
  Series B Preferred Dividends(2).........................     2,510        -      5,020         -
                                                            --------  --------  --------  --------
  Total fixed charges and preferred dividends.............  $ 11,499  $ 12,889  $ 23,952  $ 26,696
                                                            ========  ========  ========  ========

Ratio of earnings to fixed charges
  (excluding preferred dividends).........................      2.96      1.54      2.73      1.42
                                                            ========  ========  ========  ========
Ratio of earnings to combined fixed charges
  and preferred dividends(2)..............................      2.18      1.48      2.04      1.37
                                                            ========  ========  ========   =======
Fixed charges in excess of earnings.......................  $     --  $     --  $     --  $     --
                                                             =======   =======   =======   =======

Notes:

     (1) Includes amortization of debt discount and deferred financing fees.

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